UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)      August 4, 2009

ENDEAVOR EXPLORATIONS INC.
(Exact name of registrant as specified in its chapter)

Nevada	000-52958	00-0000000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 601, 980 Cooperage Way, Vancouver, British Columbia		V6B 0C3
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (206) 338-2649

114 West Magnolia Street, #400-102, Bellingham, Washington, 98225
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.02.	Termination of a Material Definitive Agreement.

On July 21, 2009, the board of directors approved management’s recommendation to abandon the eight mineral claims located in the Uranium City area of Northern Saskatchewan known as the Martin Lake Properties (the “Claims”).  Management recommended abandoning the Claims in view of the current economic downturn and it was determined that the Claims no longer warranted further exploration or development based on the results of exploration Endeavor has conducted on the Claims.

Pursuant to the terms and conditions of a mining property purchase agreement dated January 7, 2008 between Rod Dubnick and Endeavor Explorations Inc. (the “Property Agreement”), Endeavor sent notice on August 4, 2009 to Mr. Dubnick of its intention to abandon the Claims.  As a result of the abandonment of the Claims 60 days prior to any deadline for additional assessment work to be completed, Endeavor has no further obligations under the Property Agreement.

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See Exhibit 10.2 – Mining Property Purchase Agreement for more details.

Item 5.01.                      Changes in Control of Registrant.

On July 21, 2009, there was a change in control in the voting shares of Endeavor Explorations Inc.  The basis of the change in control was a cancellation of 10 million shares, which were returned to treasury.

As a result of the abandonment of the Claims, Walter Stunder agreed to return 10,000,000 of his shares to Endeavor for cancellation, which represented 32.2% of the issued and outstanding shares of common stock in the capital of Endeavor.  As a result of the share cancellation, Mr. Stunder owns nil shares of common stock in the capital of Endeavor.

Prior to the cancellation of shares, no shareholder beneficially owned 5% or more of the issued and outstanding shares of common stock, with the exception of Mr. Stunder, who owned 32.2%, and Ms. Belkis Jimenez Rivero, who owned 12.9% of the issued and outstanding shares of common stock.  As a result of the cancellation of the 10 million shares, Ms. Jimenez Rivero now owns 19.0% of the issued and outstanding shares of common stock.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2009, Walter Stunder resigned as a director and as the President and the Chief Executive Officer of Endeavor.

Also, on July 20, 2009, Belkis Jimenez Rivero consented to and was appointed the President and Chief Executive Officer of Endeavor by the board of directors.  Ms. Jimenez Rivero is now the sole director and officer of Endeavor.

Belkis Jimenez Rivero (40 years old) has been a director, the secretary and the treasurer of Endeavor since July 2005 and was the President and Chief Executive Officer of Endeavor from November 2007 to January 2008.  Ms. Jimenez Rivero has been the President of Belkis Fashions, a private boutique fashion design, manufacturer and distribution company in Vancouver, British Columbia since May 1999.

Ms. Jimenez Rivero does not have any professional training or technical credentials in the exploration, development and operation of mines.  Ms. Jimenez Rivero intends to devote approximately 20% of her business time to the affairs of Endeavor.

Ms. Jimenez Rivero does not hold a directorship in any other reporting company.

There is no family relationship among the directors or officers.

During the last two years, there has been no transaction or proposed transaction that Endeavor was or is a party to in which Ms. Jimenez Rivero had or is to have a direct or indirect material interest.

Item 7.01.  Regulation FD Disclosure.

Limitation on Incorporation by Reference:  In accordance with general instruction B.2 of Form 8-K, the information in this report, including Exhibit 10.2, is furnished under Item 9 and pursuant to Regulation FD, and will not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as will be expressly set forth by specific reference in such filing.  This report will not be deemed a determination or an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

The information contained in Exhibit 10.2 is incorporated herein by reference.

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Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description
10.2
Mineral Property Purchase Agreement dated January 18, 2008 between Rod Dubnick and Endeavor Explorations Inc., filed as an Exhibit to Endeavor’s Form 8-K (Current Report) on January 24, 2008, and incorporated herein by reference.
Filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Endeavor Explorations Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

ENDEAVOR EXPLORATIONS INC.

Dated:  August 4, 2009                                                                           By:  /s/ Belkis Jiminez Rivero
Belkis Jiminez Rivero – Director and CEO

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